Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
                    This Executive Employment Agreement (“Agreement”), dated for reference purposes only as of the 16th day of April, 2008, is entered into by and between Dana Holding Corporation, a Delaware corporation, with its principal executive office at 4500 Dorr Street, Toledo, Ohio (the “Company”), and John M. Devine, an individual, residing in California (“Executive”).
                    The Company wishes to employ Executive as Executive Chairman of the Board of Directors of the Company effective as of February 4, 2008 (the “Effective Date”), and Executive is willing to serve in such capacity under the terms of this Agreement. Therefore, in consideration of the promises and respective covenants and agreements of the parties herein contained, and intending to be legally bound, the parties hereto agree as follows:
1.	Employment. The Company and Executive hereby agree that Executive will be employed by the Company on the terms set forth in this Agreement.

2.	Term. The employment of Executive by the Company under this Agreement commenced on the Effective Date and shall continue in effect for an initial one (1) year period (the “Term”), unless earlier terminated as set forth in Section 6 of this Agreement. The Term may be renewed for additional one-year periods upon mutual agreement of the parties.

3.	Position and Duties. Executive shall serve as Executive Chairman of the Board of Directors of the Company and shall have such responsibilities and authority commensurate with such position as may from time to time be assigned to Executive by the Board of Directors of the Company. Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

4.	Directorship Agreement. Executive shall serve as a Director for the Company while acting as Executive Chairman of the Board of Directors.

5.	Compensation and Related Matters.
5.1	Salary. The Company shall pay to Executive a salary of U.S. $1,000,000 per year (the “Base Salary”), which rate may be increased from time to time in accordance with normal business practices of the Company. The Base Salary shall be payable by the Company in accordance with the normal payroll practices of the Company then in effect.

5.2	Bonus. Executive will be eligible for an annual bonus with a target of 150% of the Base Salary. Executive’s eligibility for the bonus and the amount thereof will be based on the achievement of performance measures to be set by the Board of Directors. If the Company terminates Executive’s employment without Cause or if Executive terminates for Good Reason during the Term, Executive will be entitled to payment of the entire annual bonus compensation applicable for such Term (whether or not the applicable performance measures are achieved). If the Company terminates Executive’s employment for Cause during the Term, Executive will not be entitled to payment of any portion of the annual bonus compensation for such Term. If Executive’s employment terminates for any other reason during the Term, Executive will at a minimum be entitled to payment of the annual bonus compensation pro rated to the effective date of the termination.

5.3	Stock Options. The Company has awarded Executive, as of February 4, 2008, a stock option under the Company’s 2008 Omnibus Incentive Plan (the “2008 Plan”) to purchase up to 800,000 shares of the Company’s Common Stock (the “Option Shares”) at an exercise price of $12.75 per share, which is the closing stock price of shares of the Company’s Common Stock as of the date of the award. The grant of the Option Shares has been documented in the Nonqualified Stock Option Agreement attached to this Agreement as Exhibit A. As set forth in the Nonqualified Stock Option Agreement, one-third of the Option Shares shall vest and become exercisable by Executive on each of August 4, 2008, August 4, 2009, and August 4, 2010; provided, however, that if Executive dies or becomes disabled, or in the event of a Change in Control, any unvested Option Shares shall immediately vest and become exercisable. For purposes of this Agreement and the Nonqualified Stock Option Agreement, “Change in Control” shall have the meaning provided in the 2008 Plan. The terms of this Agreement will supercede and take precedence over any terms of the Nonqualified Stock Option Agreement to the extent the terms of the Nonqualified Stock Option Agreement are contradictory or inconsistent with the terms of this Agreement.

5.4	Additional Payments.
5.4.1	To the extent any compensation received under the Nonqualified Stock Option Agreement or under this Agreement would be subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company will pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive shall be equal to the compensation Executive would have received had there been no Excise Tax imposed.

5.4.2	Upon any payment to Executive in connection with a Change in Control or a termination of this Agreement, the Company shall, at the Company’s expense, cause an independent public accounting firm mutually agreeable to the Company and Executive to determine whether the payment would be subject to any Excise Tax and if so, the amount of the Gross-Up Payment. Such accounting firm shall provide detailed supporting calculations to both the Company and Executive within 15 business days after receiving notice that such payments have been made (or at such earlier time as requested by the Company). If the accounting firm determines that no Excise Tax is payable by Executive, the accounting firm shall provide Executive with a written opinion that the failure to report an excise tax on Executive’s applicable federal income tax return would not result in the imposition of any penalty. In the event the Excise Tax is subsequently determined to be less than the amount taken into account in calculating the Gross-Up Payment, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. In the event that the Excise Tax is determined to exceed the amount taken into account (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment to Executive in respect of such excess (plus any penalty, interest or Excise Tax payable with respect to such excess) at the time that the amount of such excess is finally determined, such that Executive retains the same amount of compensation and benefits Executive would have received had there been no Excise Tax imposed.

5.4.3	The Company shall pay the Gross-Up Payment not later than the fifth day following the date of termination of this Agreement (or if there is no termination, the fifth day following the date of the Change in Control); provided, however, that if the amount of the Gross-Up Payment cannot be finally determined on or before such day, the Company shall pay Executive on such day an estimate determined in good faith by the Company of the minimum amount of such payment and shall pay the remainder of such payment as soon as the amount thereof can be determined but in no event later than the thirtieth day after the date of termination (or the date of the Change in Control, as the case may be).
5.5	Temporary Living Expenses; Travel Expenses. For a period of one (1) year commencing on the Effective Date, the Company shall provide Executive with full access to the Company’s guest housing and shall also reimburse Executive for Executive’s reasonable temporary living expenses in or around Toledo, Ohio. Further, the Executive will be reimbursed for reasonable temporary commuting expenses from his resident in California, including use of private aircraft up to 30 roundtrips in accordance with accepted procedures and disclosures. To the extent any benefits received by Executive under this Section 5.5 is imputed as taxable income to Executive, the Company will pay Executive an additional amount to alleviate all tax burdens associated with these benefits, including the tax associated with such additional amounts.

5.6	Vacation. In addition to legal holidays observed by the Company, Executive shall be entitled to twenty (20) days of paid vacation per year, which vacation days shall accrue and be useable by Executive in accordance with the Company’s standard vacation policies. Upon termination of employment, the Company will promptly pay Executive any unused vacation days.

5.7	Expenses. During the term of Executive’s employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request or and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures as reasonably established by the Company.

5.8	Other Benefits. The Company shall keep in full force and effect, and Executive shall be entitled to participate in all of the Company’s benefit plans or arrangements generally applicable to senior executives, including (without limitation) life and disability insurance, bonus pools, stock options and stock ownership programs. Notwithstanding the foregoing, Executive will not participate in the Company’s health care benefit plans. The Company shall not make any changes in such plans and arrangements which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executives of the Company.
6.	Termination
6.1	Termination Without Cause. Either party may terminate this Agreement without Cause by giving to the other party thirty (30) days written notice.

6.2	Termination Upon Death or Disability. Executive’s employment hereunder shall terminate upon his death. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six-month period), Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive’s employment hereunder.

6.3	Termination by the Company For Cause. The Company may terminate this Agreement for “Cause” at any time. For purposes of this Agreement “Cause” shall mean and include: (i) a material misappropriation of any monies or assets or properties of the Company; (ii) a material breach by Executive of the terms of this Agreement that has not been cured within thirty (30) days after written notice to Executive of the breach, which notice shall specify the breach and the nature of conduct necessary to cure such breach; (iii) the conviction of, or plea of guilty or nolo contendere, by Executive to a felony or to any criminal offense involving Executive’s moral turpitude; or (iv) willful misconduct of Executive in connection with the material duties required by this Agreement.

6.4	Termination by Executive For Good Reason. Executive may terminate this Agreement for “Good Reason” at any time. Good Reason shall include (a) any material adverse change by the Company in Executive’s title, position, authority or reporting relationships with the Company; (b) the Company’s requirement that Executive relocate to a location in excess of fifty (50) miles from the Company’s current office location or from any future office location acceptable to Executive; or (c) any material breach by the Company of this Agreement which is not cured within thirty (30) days of written notice thereof by Executive to the Company, which notice shall specify the breach and the nature of conduct necessary to cure such breach.

6.5	Severance Pay. If the Company terminates this Agreement without Cause under Section 6.1 or if Executive terminates this Agreement for Good Reason under Section 6.4 or if there is a Change in Control, Company shall pay Executive (i) for the remainder of the Term continuation of the Base Salary (in accordance with the normal payroll practices of the Company with respect to Base Salary), and (ii) the annual bonus payment as provided in Section 5.2. Severance pay shall be due and payable regardless of whether or not Executive becomes employed during the remainder of the Term.

6.6	Return of Company Property Following Termination. Upon termination for whatever reason, Executive shall return all books, documents, papers, materials and any other property, including any Company vehicles (including the documentation pertaining thereto) which relates to the business of the Company (or any subsidiary, affiliated, or holding companies) which may be in Executive’s possession or under Executive’s power or control.
7.	Confidentiality. Executive covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly divulge or disclose, to any person not employed by the Company or not engaged to render services to the Company, except as reasonably appropriate to discharge Executive’s responsibilities under this Agreement, any confidential information of the Company which has been obtained by or disclosed to him as a result of his employment by the Company, including without limitation, information relating to the finances, strategy, organization, operations, inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, suppliers, client relationships, marketing strategies or other trade secrets of the Company; provided, however, that this provision shall not preclude Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or court order, if, in the case of such required disclosure, Executive has given the Company reasonable prior notice in order to permit the Company to take steps to protect the information from public disclosure. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive’s partners, agents, representatives, servants, employers, Executive and/or any and all persons directly or indirectly acting for or with him.

8.	Reasonable Cooperation. The executive agrees to make himself reasonably available to, and to cooperate with the Company and its attorney concerning any pending and future investigations or litigation matters arising out of or relating to his employment with the Company or other matters concerning the Company about which the Executive had or has knowledge or involvement. Cooperation for purposes of this provision will include but not be limited to i) making himself reasonably available for interviews and discussion with the Company’s counsel as well as depositions and testimony, ii) assisting the Company in the presentation of its position in an investigation or administrative proceeding and cooperating fully in the development and presentation of such defense or position.

9.	Indemnification; Insurance. To the fullest extent permitted by the Company’s charter documents and applicable law, the Company agrees to defend and indemnify Executive and hold Executive harmless against any liability that Executive incur within the scope of his service as an officer and director of the Company. The Company further agrees to use commercially reasonable efforts to purchase and maintain adequate Directors’ and Officers’

liability insurance. The terms applicable to the Company’s indemnification and insurance obligations are more fully set forth in the Director and Officer Indemnification Agreement between the Company and Executive entered as of the Effective Date of this Agreement and attached to this Agreement as Exhibit 2.

10.	Change in Control Agreements. The Company shall include Executive in any future change in control agreements applicable to any other executive officer or director of the Company.

11.	Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth above, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.	Miscellaneous.
12.1	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

12.2	Sections 5.2, 5.4, 6.5, 7, and 8 of this Agreement shall remain in full force and effect and shall survive the termination of this Agreement.

12.3	In any action undertaken to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and expenses, including the costs of enforcing a judgment.

12.4	It is the intent of the parties that this Agreement be administered so as to comply with Section 409A of the Internal Revenue code and all applicable regulations. The parties intend that any payment due hereunder shall be delayed as deemed reasonably necessary by counsel for the Company in order to avoid 409A penalties.
13.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
                    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Dana Holding Corporation

By:	/s/ Robert H. Marcin	/s/ John M. Devine

	Name: Robert H. Marcin	John M. Devine

Title: Chief Administrative Officer